SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement     [ ] Confidential, for Use of the
[X]  Definitive Proxy Statement          Commission Only (as permitted
[ ]  Definitive Additional Materials     by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                         ROGERS CORPORATION
        (Name of Registrant as Specified In Its Charter)

                               N/A
  (Name of Person(s) Filing Proxy Statement, if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.


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     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

       TO ASSURE YOUR REPRESENTATION AT THE MEETING,
       PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND
       RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                             ROGERS
                                SINCE 1832

                              Rogers Corporation
                              One Technology Drive
                              P.O. Box 188
                              Rogers, CT  06263-0188



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


The Annual Meeting of Stockholders of Rogers Corporation, a Massachusetts corporation, will be held on Thursday, April 23, 1998, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut, for the following purposes:

1. To fix the number of and to elect a Board of Directors for the ensuing year.

2.  To approve the Corporation's 1998 Stock Incentive Plan.

3. To amend the Corporation's Restated Articles of Organization, as amended, to increase the authorized Capital Stock, $1 par value per share, to 50,000,000 shares.

4. To transact such other business as may properly come before the meeting.

Stockholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on February
25, 1998, the record date fixed by the Board of Directors for such purpose.

You are cordially invited to attend the meeting.


                              By Order of the Board of Directors

                              Robert M. Soffer, Clerk

                              March 16, 1998

            [To be printed on the inside front cover]

PROXY STATEMENT TABLE OF CONTENTS
                                                          Page

  Election of Directors (Proposal 1)                          2
  Stock Ownership of Management                               3
  Beneficial Ownership of More Than Five Percent              4
  Board of Directors                                          5
  Executive Compensation                                      6
  Other Arrangements and Payments                            14
  Certain Relationships and Related Transactions             14
  Proposal to Approve the 1998 Stock Incentive Plan
    (Proposal 2)                                             15
  Proposal to Authorize Additional Shares of Capital Stock
    (Proposal 3)                                             21
  Miscellaneous Matters                                      23
  1998 Stock Incentive Plan (Exhibit A)                      24


RETURN OF PROXY

     Please complete, date, sign, and return the accompanying proxy card promptly in the enclosed pre-addressed envelope even if you plan to attend the Annual Meeting. Postage need not be affixed to the enclosed envelope if mailed in the United States. If you attend the Annual Meeting and vote in person, your proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the Annual Meeting and is therefore urgently requested.

Proxy Statement

ROGERS
   SINCE 1832

Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, Connecticut 06263-0188

March 16, 1998

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rogers Corporation for the Annual Meeting of Stockholders to be held on Thursday, April 23, 1998, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut.

Stockholders of record as of the close of business on February 25, 1998, are entitled to vote at the meeting and any adjournment thereof. As of that date, 7,591,730 shares of Capital Stock, $1 par value per share (the "Capital Stock"), of the Corporation were outstanding. Stockholders are entitled to one vote for each share owned. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person.
Any stockholder submitting a proxy has the right to revoke it any time before it is exercised by filing with the Clerk of the Corporation a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.

If a properly executed proxy is submitted and no instructions are given, except as provided below, the proxy will be voted: FOR fixing the number of Directors for the ensuing year at ten and the election of the nominees to the Board of Directors shown on the next page under the heading "NOMINEES FOR DIRECTOR" (except for any nominee or nominees as to whom authority is withheld), FOR the approval of the Corporation's 1998 Stock Incentive Plan, and FOR the amendment of the Corporation's Restated Articles of Organization, as amended, to increase the authorized Capital Stock to 50,000,000 shares.

Abstentions will have the effect of being cast against fixing the number of Directors at ten and will have no effect on the outcome of the vote for the election of Directors, but will have the effect of being cast against the Proposal to approve the Corporation's 1998 Stock Incentive Plan and the Proposal to amend the Corporation's Restated Articles of Organization, as amended, to increase the authorized Capital Stock to 50,000,000 shares, even though the stockholder so abstaining intends a different interpretation. Shares of Capital Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the meeting, will not be counted towards a quorum and will not be voted in the election of Directors or on Proposals 2 and 3. Shares of Capital Stock held of record by brokers who return a signed and dated proxy but who do not vote on the election of Directors or on either of the Proposals, will count towards the quorum, but will count neither for nor against the election of Directors or the Proposal not voted, as the case may be.

No matters other than those set forth in the accompanying Notice of Annual Meeting of Stockholders are expected to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies properly executed and received will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

This proxy statement and the accompanying proxy are first being mailed to stockholders on or about March 16, 1998.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Directors of the Corporation are elected annually and hold office until the next Annual Meeting of Stockholders and thereafter until their successors have been elected and qualified. The Board of Directors has been advised that each nominee will serve if elected. In the event that any of these nominees should become unavailable for election, proxies will be voted for the election of such other person, or for fixing the number of Directors at a lesser number, as the Board of Directors may recommend. All of the nominees are currently Directors of the Corporation and were elected to their present term of office at the May 1997 Annual Meeting of Stockholders, except for Mr. Diefenthal, who has been nominated for Director for the first time.

NOMINEES FOR DIRECTOR

                         Age/Year
                         First Became   Principal Occupations During the Past
Name                     Director       Five Years and Other Directorships
--------------------------------------------------------------------------------
Leonid V. Azaroff        71/1976        Consultant; Professor Emeritus (1994),
                                        Professor (1993), University of
                                        Connecticut

Leonard M. Baker         63/1994        Vice President Technology, Praxair, Inc.

Harry H. Birkenruth      66/1964        Chairman (since March 31, 1997) and
                                        prior to that President, Chief Executive
                                        Officer, Rogers Corporation

Walter E. Boomer         59/1997        President, Chief Executive Officer,
                                        Rogers Corporation (since March 31,
                                        1997); President, Babcock & Wilcox Power
                                        Generation Group and Executive Vice
                                        President of McDermott International,
                                        Inc., the parent corporation of Babcock
                                        & Wilcox (February 1995 to October
                                        1996), Senior Vice President of
                                        McDermott International, Inc. (August
                                        1994 to January 1995) and prior to that
                                        a General in the U.S. Marine Corps from
                                        1986; Director, Baxter International,
                                        Inc.

Edward L. Diefenthal     55             Vice Chairman and Chief Executive
                                        Officer (since August 1995), prior to
                                        that Executive Vice President,
                                        Director, Southern Holdings, Inc.

Mildred S. Dresselhaus   67/1986        Institute Professor, Massachusetts
                                        Institute of Technology

Donald J. Harper         70/1986        Retired Chairman and Chief Executive
                                        Officer, Insilco Corporation; Director,
                                        Okay Industries, Inc.

Gregory B. Howey         55/1994        President, Director, Okay Industries,
                                        Inc.

Leonard R. Jaskol        60/1992        Chairman, President, Director, Chief
                                        Executive Officer, Lydall, Inc.;
                                        Director, Eastern Enterprises

William E. Mitchell      54/1994        Chief Executive Officer (since June
                                        1996), President, Chief Operating
                                        Officer (September 1995 to May 1996),
                                        Director, Sequel, Inc.; President,
                                        Director, Chief Executive Officer,
                                        Nashua Corporation (October 1993 to
                                        August 1995); prior to that Senior Vice
                                        President of Raychem Corporation


The Board of Directors recommends a vote FOR fixing the number of Directors for the ensuing year at ten (which requires approval of a majority of the shares of Capital Stock present or represented and entitled to vote at the meeting) and the election of the above named nominees. Such individuals will be elected as Directors upon approval of a plurality of the votes cast at the 1998 Annual Meeting of Stockholders.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Corporation's Capital Stock as of March 1, 1998, by each of the current Directors, an individual being nominated for Director for the first time, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and by all Directors, the new nominee for Director and the executive officers as a group.


Amount and Nature of Beneficial Ownership - Shares of Capital Stock
-------------------------------------------------------------------------
                                         Acquirable
Name of Person           Currently       Within 60            Percent
or Group                  Owned          Days(1)    Total(2)  of Class(2)
-------------------------------------------------------------------------
Leonid V. Azaroff          10,823 (3)(4)   1,985      12,808     *
Leonard M. Baker            2,017          1,851       3,868     *
Wallace Barnes (5)          4,151          1,985       6,136     *
Harry H. Birkenruth        79,803         74,846     154,649    2.02
Walter E. Boomer            1,869 (3)          -       1,869     *
Edward L. Diefenthal (6)        -              -           -     *
Mildred S. Dresselhaus      8,953          1,583      10,536     *
Donald J. Harper            2,000 (4)      1,985       3,985     *
Aarno A. Hassell           14,951         39,533      54,484     *
Gregory B. Howey            3,153            715       3,868     *
Leonard R. Jaskol           4,151          1,985       6,136     *
Bruce G. Kosa               6,155 (3)     21,399      27,554     *
William E. Mitchell         1,717          1,851       3,568     *
Robert D. Wachob            9,336 (3)     48,666      58,002     *


Directors, Nominee for
Director and Executive
Officers as a Group
(18 persons)              155,906        254,983     410,889    5.24

(1) Represents shares which may be acquired under stock options exercisable within the 60 days immediately following
     March 1, 1998.

(2) Represents the total number of currently owned shares and shares acquirable within 60 days. The percent of class represents the percent of such total to the number of outstanding shares of Capital Stock.

(3) Dr. Azaroff, Mr. Boomer, Mr. Kosa and Mr. Wachob own, respectively, 400, 500, 4,500 and 6,574 shares, included above, as to which investment and voting power is shared with others.

(4) Dr. Azaroff and Mr. Harper each deferred 718 shares of 1994 stock compensation, which is not included above. Mr. Harper also deferred 552 shares of 1995 stock compensation, 523 shares of 1996 stock compensation and 358 shares of 1997 stock compensation, which are not included above.

(5)  Mr. Barnes will be retiring as a Director at the 1998 Annual
     Meeting of Stockholders.

(6) Mr. Diefenthal is being nominated for Director for the first time.


    *  Less than 1% of outstanding Capital Stock.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE
CORPORATION'S STOCK

The following table sets forth information regarding beneficial ownership of each person known to the Corporation to own more than 5% of the outstanding Capital Stock. The information in the table is based solely upon filings by each such person with the Securities and Exchange Commission on Schedule 13G under the Securities Exchange Act of 1934, as amended.

                                     Shares            Percent
Name and Address                     Beneficially      of
of Beneficial Owner                  Owned             Class
--------------------------------------------------------------
Capital Research and                   670,000          8.8
Management Company (1)
333 South Hope Street
Los Angeles, California  90071

President and Fellows of Harvard
  College                              409,362          5.4
c/o Harvard Management Company, Inc.
600 Atlantic Avenue
Boston, Massachusetts  02210

State Farm Mutual Automobile           400,000          5.3
Insurance Company
One State Farm Plaza
Bloomington, Illinois  61710

Westport Asset Management, Inc.(2)   1,071,300         14.1
253 Riverside Avenue
Westport, Connecticut  06880


(1) Capital Research and Management Company, a registered investment advisor and an operating subsidiary of The Capital Group Companies, Inc., acts as investment advisor to various investment companies and in connection therewith exercises investment discretion with respect to the shares reported. The Capital Group Companies, Inc. may be deemed to have investment discretion with respect to the shares reported, but neither The Capital Group Companies, Inc. nor Capital Research and Management Company have the power to direct the vote of such shares.

(2) Westport Asset Management, Inc., a registered investment advisor, has sole voting and investment power with respect to 111,900 of the shares listed above, and has shared voting and investment power with respect to the other 959,400
     shares.   All shares are held in certain discretionary
     managed accounts, except for 111,900 shares which are owned by officers and stockholders of Westport Asset Management, Inc.

BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

The Board of Directors of the Corporation, which held six meetings during 1997, has six regular committees, including an Audit Committee, a Compensation and Organization Committee and a
Nominating and Governance Committee.   All Directors attended
more than 75 percent in the aggregate of the total number of meetings in 1997 of the Board and the committees on which each such Director served.

The Audit Committee held two meetings in 1997, and has among its functions, making recommendations with respect to the selection of the independent auditors of the Corporation, meeting with the independent auditors to review the scope, accuracy and results of the audit, and making inquiries as to the adequacy of the Corporation's accounting, financial and operating controls. Dr. Azaroff is chairperson of the Audit Committee, with Dr. Baker and Mr. Jaskol as members.

The Compensation and Organization Committee held four meetings in 1997, and has among its functions, reviewing the salary system to ensure external competitiveness and internal consistency, and reviewing incentive compensation plans to ensure that they continue to be effective incentive and reward systems. The Compensation and Organization Committee also determines the Chairman's and the President's compensation and approves or disapproves the President's recommendations with respect to the compensation of executive officers who report to the President. Mr. Barnes is chairperson of the Compensation and Organization Committee, with Messrs. Harper and Jaskol as members.

The Nominating and Governance Committee held four meetings in 1997, and has among its functions, reviewing the qualifications of candidates for Director, nominating incumbent Directors for reelection, evaluating the performance of the Chief Executive Officer and at least yearly, conducting a review of the performance of the Board of Directors. Mr. Mitchell is chairperson of the Nominating and Governance Committee with Dr. Azaroff and Messrs. Barnes, Birkenruth and Boomer as members.
The Nominating and Governance Committee will consider nominees recommended by stockholders if such recommendations are submitted in writing to the Clerk of the Corporation.

DIRECTORS' COMPENSATION

For 1997, each Director who was not an employee of the Corporation earned an annual retainer of $13,500, $1,200 for each Board meeting attended and $1,400 or $950 for each committee meeting attended, the amount varying by capacity as chairperson or as a member.

Pursuant to the 1994 Stock Compensation Plan, the retainer fee for non-employee Directors will be paid semi-annually in shares of the Corporation's Capital Stock, with the number of shares of stock granted based on its then fair market value. Stock options also are granted to non-employee Directors twice a year. The number of shares in each six-month period for which stock options are granted is determined by dividing $6,750 (half of the annual non-employee Director retainer fee at the time the plan was established) by the fair market value of a share of the Corporation's Capital Stock as of the date of grant. Existing stock options issued under this plan are exercisable within a period of ten years from date of grant. No further stock grants or stock option grants will be made to non-employee Directors pursuant to the 1994 Stock Compensation Plan if stockholders approve the 1998 Stock Incentive Plan as described in Proposal 2.

Pursuant to the Corporation's Voluntary Deferred Compensation
Plan for Non-Employee Directors, such individuals may defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in the Corporation's Capital Stock.

EXECUTIVE COMPENSATION

The tables, graph and narrative on pages 6 through 13 of this proxy statement set forth certain compensation information about the Corporation's Chief Executive Officer and its other four most highly compensated executive officers as of the last completed fiscal year. The Corporation does not presently have any Long-Term Incentive Plans and did not reprice any stock options (as defined by the executive compensation reporting rules of the Securities and Exchange Commission). Therefore, no corresponding tables are provided.

SUMMARY COMPENSATION TABLE

                                                            Long-Term
                                                            Compensation
                              Annual Compensation           Awards
                              -------------------           -----------
                                                 Other      Stock      All
Name and                                         Annual     Options    Other
Principal                                        Compen-    (Number    Compen-
Position               Year  Salary    Bonus(1)  sation(2)  of Shares) sation(3)
--------------------------------------------------------------------------------
Walter E. Boomer(4)    1997  $237,500  $178,635  $   515     50,000    $24,816
President and Chief
Executive Officer


Harry H. Birkenruth    1997   347,683   520,030    4,710          -     36,131
Chairman of the        1996   330,692   231,700    4,275     30,000     35,964
Board of Directors     1995   308,942   304,920    3,455     35,000     23,002


Robert D. Wachob       1997   192,954   158,589      273     15,000      6,170
Senior Vice President, 1996   170,692    85,000      107     12,000      5,531
Sales and Marketing    1995   152,019   105,758       10     15,000      2,400


Aarno A. Hassell       1997   156,020    54,135               2,000     10,459
Vice President,        1996   149,885    45,000               3,000      9,703
Market Development     1995   141,231    60,000               6,000      8,606


Bruce G. Kosa          1997   129,320    89,485               4,500      3,722
Vice President,        1996   122,769    49,800               4,000      3,000
Technology             1995   115,038    55,000               7,000      2,400


The footnotes for this table are on the next page.

(1) For 1997, all amounts include bonuses earned pursuant to the Corporation's Annual Incentive Compensation Plan (the "Annual Incentive Plan") and the Long-Term Enhancement Plan For
    Senior Executives (the "Enhancement Plan").  For 1995 and
    1996, all amounts relate only to bonuses under the Annual Incentive Plan. The Enhancement Plan was adopted in 1997 to indirectly supplement the retirement benefit provided to senior management. Enhancement Plan payments are made in the Corporation's Capital Stock, except for those individuals retiring in 1998 who receive cash payments. In general, the bonus under the Enhancement Plan is equal to 10% of the bonus earned under the Annual Incentive Plan except as increased by an "earnings credit" for bonuses earned before 1996. Payments in Capital Stock are valued at an average closing price of the Capital Stock. In addition, certain individuals will receive, over time, retroactive payments for bonuses earned since 1993.

    The amounts paid under the Enhancement Plan are as follows (for each individual, the number of shares is followed by the dollar amount used to calculate the number of shares and the year to which the enhancement payment relates): Mr. Boomer - 415 shares/$16,250/1997; Mr. Wachob - 224 shares/$8,500/1996 and 348 shares/$13,628/1997; Mr. Hassell - 119
    shares/$4,500/1996 and 115 shares/$4,500/1997 and Mr. Kosa -
    131 shares/$4,980/1996 and 196 shares/$7,674/1997.  The
    valuation in the table is, however, based upon the closing price of the Capital Stock on February 24, 1998 ($39.19) in the case of payments made for 1996, and on February 26, 1998 ($38.88) in the case of payments made for 1997. Mr. Birkenruth, who is scheduled to retire in 1998, received the following cash payments (dollar amounts followed by the year to which they relate): $49,099/1993; $28,066/1994;
    $36,895/1995; $23,170/1996 and $34,800/1997.  If an employee participating in the Enhancement Plan transfers any shares of Capital Stock received thereunder, the employee will not be entitled to any future awards under the Enhancement Plan.

(2) Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer. The amounts shown reflect the reimbursement of taxes on non-qualified defined benefit pension plan accruals.

(3) Amounts shown for 1997 include (i) the Corporation's matching contributions to the Rogers Employee Savings and Investment
    Plan, a 401(k) plan, of $3,200 for each Named Executive
    Officer; (ii) matching contributions under the Corporation's non-qualified deferred compensation plan for Messrs. Boomer, Birkenruth, Wachob and Kosa of $2,747; $9,000; $2,970 and
    $522, respectively; (iii) the Corporation's payments on executive owned whole life insurance policies for Messrs.
    Birkenruth and Hassell of $5,287 and $1,741, respectively and
    (iv) "above-market" interest earned on deferred compensation to the extent the rate of interest exceeds 120% of the applicable federal long-term rate, amounting to $18,644 and $5,518 for Messrs. Birkenruth and Hassell, respectively.
    Amounts for 1996 and 1995 include similar categories of compensation. For Mr. Boomer, the amount shown also includes $18,869 for temporary living expenses while he was relocating to Connecticut after he commenced employment as President and Chief Executive Officer of the Corporation.

(4) Mr. Boomer joined the Corporation on March 31, 1997 as
    President and Chief Executive Officer.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

                              % of Total
                 Number of    Options       Exercise
                 Securities   Granted to    Price
                 Underlying   Employees in  Per     Expiration  Grant Date
Name             Options (1)  Fiscal Year   Share   Date        Present Value(2)
--------------------------------------------------------------------------------
Walter E. Boomer   30,000         14.6%     $27.94  03/31/07    $455,700
                   20,000          9.8       45.00  10/27/07     469,600
Harry H. Birkenruth     -            -           -      -              -
Robert D. Wachob   15,000          7.3       45.00  10/27/07     352,200
Aarno A. Hassell    2,000          1.0       45.00  10/27/07      46,960
Bruce G. Kosa       4,500          2.2       45.00  10/27/07     105,660


(1) These stock options become exercisable in one-third increments on the second, third and fourth anniversary dates of the grant unless in the event of death, retirement or a change in control of the Corporation, in which case the stock options will become immediately exercisable in full. These options expire ten years after the date of grant, or earlier due to termination of employment, death, or retirement.

(2) Black-Scholes Assumption Disclosure

    The estimated grant date present values reflected in the above table are determined by using the Black-Scholes model. The March 31, 1997 grant of 30,000 shares to Mr. Boomer at an exercise price of $27.94 per share is hereinafter referred to as the "March Grant" and the other grants are hereinafter referred to as the "October Grants". The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

     - An exercise price of $27.94 for the March Grant and $45.00 for the October Grants, in both cases, equal to the fair market value of the underlying Capital Stock as of the date of grant;

     -    An option term of ten years;

     - An interest rate of 6.69 percent for the March Grant and 6.03 percent for the October Grants, in both cases, representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term;

     -    Volatility of 24.31 percent for the March Grant and
          24.54 percent for the October Grants, in both cases, calculated using daily stock prices for the one-year period prior to the grant date; and

     - Dividends at the rate of $0.00 per share, representing the annualized dividends paid with respect to a share of Capital Stock at the date of grant.

The ultimate values of the options will depend on the future market price of the Corporation's Capital Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize on exercise of an option will depend on the excess of the market value of the Corporation's Capital Stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES DURING FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                                                                               Value of Unexercised
                    Number of                        Number of                    In-The-Money
                    Shares                     Unexercised Options at               Options at
                    Acquired                      Fiscal Year-End              Fiscal Year-End<F2>
                    Upon       Value         --------------------------   --------------------------
Name                Exercise   Realized<F1>  Exercisable  Unexercisable   Exercisable  Unexercisable
----------------------------------------------------------------------------------------------------
Walter E. Boomer         -     $       -          -         50,000        $        -    $290,550
Harry H. Birkenruth 16,341       474,215       98,525       63,334         2,496,867     875,893
Robert D. Wachob     1,400        36,750       51,466       40,334         1,340,851     346,493
Aarno A. Hassell     8,800       258,387       39,533       11,667         1,066,208     144,362
Bruce G. Kosa        2,500        66,238       24,399       15,501           610,301     158,709

<F1>Defined as the difference between the fair market value of the
    Capital Stock and the exercise price of the option at time of exercise.

<F2>Defined as the difference between the closing price of the
    Capital Stock at fiscal year-end and the exercise price of
    the option.    An option is "in-the-money" if the fair market
    value of the underlying stock exceeds the exercise price of the option at the measurement date.

                                  9

RETIREMENT PLANS

The Pension Plan Table below reflects estimated annual benefits payable at age 65 ("normal retirement age") at various compensation levels and years of service pursuant to the Corporation's non-contributory defined benefit pension plans for domestic salaried employees.

                            ANNUAL PENSION BENEFITS

                                  Years of Service(1)(2)
          ----------------------------------------------------------------------
Final
Average
Earnings
(3)       5 years 10 years 15 years 20 years 25 years 30 years 35 years 40 years
--------------------------------------------------------------------------------
$100,000  $ 7,820 $15,650  $23,470  $ 31,300 $ 39,120 $ 46,950 $ 49,300 $ 51,640
 125,000   10,120  20,230   30,350    40,470   50,580   60,700   63,730   66,770
 150,000   12,410  24,820   37,220    49,630   62,040   74,450   78,170   81,890
 175,000   14,700  29,400   44,100    58,800   73,500   88,200   92,610   97,020
 200,000   16,990  33,980   50,970    67,970   84,960  101,950  107,050  112,140
 225,000   19,280  38,570   57,850    77,130   96,420  115,700  121,480  127,270
 250,000   21,570  43,150   64,720    86,300  107,870  129,450  135,920  142,390
 275,000   23,870  47,730   71,600    95,470  119,330  143,200  150,360  157,520
 300,000   26,160  52,320   78,470   104,630  130,790  156,950  164,800  172,640
 325,000   28,450  56,900   85,350   113,800  142,250  170,700  179,230  187,770
 350,000   30,740  61,480   92,220   122,970  153,710  184,450  193,670  202,890
--------------------------------------------------------------------------------

(1) Benefits are calculated on a straight life annuity basis and such amounts are reduced by offsets for estimated applicable
    Social Security benefits.

(2) Federal law limits the amount of benefits payable under tax qualified plans, such as the Rogers Corporation Defined Benefit Pension Plan. The Corporation has adopted a non-qualified retirement plan for the payment of amounts to all plan participants who may be affected by such limitations. In general, the total pension benefit due an individual will be the same as that calculated under the Corporation's qualified pension plan as if such federal benefit limitations did not exist. Accordingly, the benefits shown have not been reduced by such limitations.

(3) Final average earnings is the average of the highest consecutive five of the last ten years' annual earnings as of June 1 of each year. Covered compensation includes only salary, and such amount in the Summary Compensation Table is substantially the amount covered for 1997 for the individuals named. The five-year average earnings for the named executive officers (other than for Mr. Boomer) and their estimated years of credited service are: Mr. Birkenruth, $296,122 and 38 years; Mr. Wachob, $158,366 and 15 years; Mr. Hassell, $142,366 and 36 years and Mr. Kosa, $114,720 and 35 years. In the case of Mr. Boomer, earnings for calculating his pension would currently be based on an annual salary of $325,000 and one year of service.


COMPENSATION AND ORGANIZATION COMMITTEE REPORT

This report is submitted by the Compensation and Organization Committee of the Corporation's Board of Directors (the "Committee"). This Committee report describes the components of the Corporation's executive officer compensation programs for 1997 and the basis on which compensation determinations were made with respect to the executive officers of the Corporation.

Compensation and Organization Committee Interlocks and Insider
Participation

The Corporation's executive compensation program is administered by the Compensation and Organization Committee of the Board of Directors, composed of three independent non-employee Directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee members are: Wallace Barnes (Chairperson of the Committee), Donald J. Harper, and Leonard R. Jaskol.

Philosophy

The executive compensation philosophy is to align such compensation with the long-term success of the Corporation and increases in stockholder value, and to attract, retain, and reward executive officers whose contributions are critical to the long-term success of the Corporation. The guiding principles for compensation decisions are to:

     - Provide a competitive total annual cash compensation package that targets the 50th percentile of a broad spectrum of manufacturing companies from a wide range of industries, to enable the Corporation to attract and retain executives. Key elements of the executive compensation program are base salary, the possibility of a bonus under the Annual Incentive Compensation Plan and the grant of stock options.

     - Integrate compensation with the achievement of annual objectives and long-term goals.

     - Reward officers for above average corporate performance, and individual initiative and achievement.

     - Create long-term incentives that are consistent with the interests of stockholders, through stock option grants.

Base Salaries

The Committee establishes salary ranges for executives by reviewing positions with similar responsibilities in the marketplace. The Corporation obtains information on such positions for a broad spectrum of manufacturing companies from a wide range of industries through published national executive compensation survey data. The data includes a substantial number of companies beyond those reflected in the Performance Graph on page 13.

Salary adjustments are determined by considering merit increases generally being offered in the aforementioned marketplace, achievement of annual financial and other objectives by the Corporation and the business units or functions for which the executive officer is responsible, the overall performance of the executive officer, and any changes in the executive officer's responsibilities. None of these factors are assigned a specific weighted value. The Corporation allows the factors to change to adapt to various individual, business, economic, and marketplace conditions as they arise. The Committee is responsible for approving recommendations for salary increases made by the President for the officers who report to the President.

Annual Bonuses

The Annual Incentive Compensation Plan has target bonuses of 50% of base salary for the Chairman and for the President, and between 20% and 40% for the other executive officers, including the other Named Executive Officers. Subject to an overall corporate percentage of pre-tax profit limitation, actual bonuses may vary from 0% to 200% of the target bonuses depending on performance relative to plan. These amounts are determined by the performance of the Corporation (Net Income Per Share) and each division (Controllable Cash Profit) versus the annual objectives. In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 100% to 80% for the Named Executive Officers. For fiscal 1997, corporate performance exceeded targeted levels and, as a result, all of the Named Executive Officers received bonuses.

In 1997, the Corporation conducted a number of studies and concluded that its retirement benefit for senior executives was not competitive. Therefore, the Long-Term Enhancement Plan For Senior Executives of Rogers Corporation was established to indirectly supplement the retirement benefits of such individuals. In general, enhancement payments are made in Capital Stock of the Corporation and are equal to 10% of the bonuses described in the preceding paragraph.

Stock Options

Each year, the Committee considers awards of stock options to key personnel. Stock options are the Corporation's long-term incentive vehicle. In recent years senior management personnel, including executive officers, (except the Chairman who received no award in 1997) have been granted stock options annually. Other selected personnel are granted options from time to time. The number of options awarded to an executive officer is based on the individual's level in the organization, salary, the same performance criteria used to determine salary adjustments, the number of shares granted in prior years and the total number of shares available for grants. The Corporation does not assign specific weights to these criteria. The options all have an exercise price equal to at least the fair market value of the Corporation's stock as of the date of grant. These options have a ten-year life (however, earlier termination is provided for retirees and others whose employment terminates prior to retirement) and vest in one-third increments on the second, third and fourth anniversary dates of the grant.

In fiscal 1997, stock options for a total of 205,050 shares were granted to employees, of which 71,500 shares were granted to the Named Executive Officers and 28,000 shares were granted to all other executive officers.

Chief Executive Officer Compensation

Effective on March 31, 1997, Walter E. Boomer was elected President, Chief Executive Officer and a Director of the Corporation. To attract an executive of this caliber, the Corporation provided Mr. Boomer with a base salary of $325,000 per year, subject to such increases as may be approved by the Committee. In connection with his election to these positions Mr. Boomer was also granted options for 30,000 shares of the Capital Stock, exercisable at $27.94 per share, the fair market value as of the date of grant. In October 1997, he was also granted an option for 20,000 shares of Capital Stock with an exercise price of $45.00 per share, the fair market value as of the date of the grant. This October award was a regular annual stock option grant and was based on the aforementioned stock option criteria. Mr. Boomer is a participant in the Corporation's Annual Incentive Compensation Plan and for 1997 received a bonus equal to 50% of his annualized base salary pursuant to this plan.

Harry H. Birkenruth was President and Chief Executive Officer of the Corporation until March 31, 1997, when he became Chairman of the Board of Directors. At the beginning of 1997 he received a salary increase of $17,000 (5.1%). National survey data from a broad spectrum of manufacturing companies from a wide range of industries was considered, but the decision was weighted heavily on his previous salary level and his contributions to the Corporation's success. Mr. Birkenruth continues to be a senior executive of the Corporation and as such, a participant in the Annual Incentive Compensation Plan. His bonus pursuant to this plan for 1997 was equal to 100% of his base salary as a result of the Corporation exceeding its performance target.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement and who are employed on the last day of the Corporation's taxable year to $1 million, unless certain requirements are met. The Committee has considered the impact of this tax code provision and has determined that there is little likelihood that the Corporation would pay any amounts in 1998 that would result in the loss of a Federal tax deduction under
Section 162(m). Accordingly, the Committee has not recommended that any special actions be taken or any plans changed at this time.


Compensation and Organization
Committee:                    Wallace Barnes, Chairperson
                              Donald J. Harper, Member
                              Leonard R. Jaskol, Member

PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Corporation's Capital Stock over the past five fiscal years with the cumulative total return on the Standard & Poor's Industrials Index (S&P Industrials) and the Hambrecht & Quist Total Return
Technology Index (H&Q Technology).  The American Stock Exchange
High Technology Index (Amex High Technology) was discontinued by the American Stock Exchange, Inc. at the end of 1996 and therefore, information for this index is shown for only four years through the end of fiscal year 1996. For purposes of this graph, the Corporation is replacing the American Stock Exchange High Technology Index with the Hambrecht & Quist Total Return Technology Index. Cumulative total return is measured assuming an initial investment of $100 on January 3, 1993, and the reinvestment of dividends as of the end of the Corporation's fiscal years.

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN




                       GRAPH APPEARS HERE


                                      Fiscal Year Ends
                    -----------------------------------------------------
                    1/3/93  1/2/94   1/1/95  12/31/95  12/29/96  12/28/97
-------------------------------------------------------------------------
Rogers Corporation   $100    $187     $355     $311      $386      $538

S&P Industrials       100     109      113      151       189       235

H&Q Technology        100     117      141      211       266       294

Amex High Technology  100     111      107      166       181       N/A


(Textual description of performance graph for EDGAR transmission
- the chart compares the performance of the Corporation's Capital Stock over a five-year period to the Standard & Poor's Industrials Index and the Hambrecht & Quist Total Return Technology Index and over a four-year period to the American Stock Exchange High Technology Index, as reflected in the numerical data under the chart, with $100 representing the invested value in the Corporation's Capital Stock and the three indices at January 3, 1993.)

OTHER ARRANGEMENTS AND PAYMENTS


The Corporation's severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated.
The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by the Corporation, except in the case of the executive officers of the Corporation as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual's employment terminates. The right of executive officers to make such an election may be cancelled by the Corporation on three years' notice. Each of Messrs. Birkenruth, Hassell and Wachob would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy in effect in November 1991. In the case of Mr. Boomer, if employment is terminated by the Corporation, other than for cause, severance pay will equal one year of annual base salary including all employee benefits.

The Board of Directors determined that it would be in the best interests of the Corporation to ensure that the possibility of a change in control of the Corporation would not interfere with the continuing dedication of the Corporation's executive officers to their duties to the Corporation and its stockholders. Toward that purpose, the Corporation has agreements with all current elected officers of the Corporation, including the Named Executive Officers, which provide certain severance benefits to them in the event of a termination of their employment during a 36 month period following a Change in Control (as defined in the agreements). The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreement, unless either party objects to such extension. If within a 36 month period following a Change in Control, an executive's employment is terminated by the Corporation without cause (as defined in the agreements) or if such executive resigns in certain specified circumstances, then, provided the executive enters into a two-year noncompetition agreement with the Corporation, the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Beverly C. Hassell, the spouse of Aarno A. Hassell, Vice
President, Market Development, provided consulting services to the Corporation during 1997. Her compensation from the Corporation was $72,600.

PROPOSAL 2:  PROPOSAL TO APPROVE THE ROGERS CORPORATION 1998
STOCK INCENTIVE PLAN

PROPOSAL

The purpose of the 1998 Stock Incentive Plan (the "1998 Plan") is to advance the interests of the Corporation by affording plan participants an opportunity to acquire or increase their ownership interests in the Corporation and thus encourage continued service and additional incentives to achieve the Corporation's goals. On December 17, 1997, the Board of Directors voted to adopt the 1998 Plan and to submit it to the Corporation's stockholders for their consideration at the 1998 Annual Meeting. A summary of the principal features of the 1998 Plan is set forth below. The 1998 Plan is attached as Exhibit A to this proxy statement. (The term "Company" is used in the plan document and is synonymous with the term "Corporation" used elsewhere in this proxy statement.)

The 1998 Plan is administered by the Compensation and Organization Committee of the Board of Directors (the "Committee"), the members of which are non-employee members of the Board of Directors ("Non-Employee Directors"), and permits the granting, at the discretion of the Committee, of a variety of stock incentive awards based on the Capital Stock of the Corporation. Awards under the 1998 Plan include the grants of stock options (both Incentive Options and Non-Qualified Options, as defined below), and grants of Capital Stock to Non-Employee Directors. Officers, employees, other key persons and Non-Employee Directors of the Corporation and its subsidiaries are eligible to receive awards under the 1998 Plan.

Subject to adjustment for stock splits and similar events, the total number of shares of Capital Stock that can be issued under the 1998 Plan is the sum of the following: 750,000 shares; shares underlying any awards which are forfeited, reacquired by the Corporation, satisfied without the issuance of Capital Stock or otherwise terminated; shares which are repurchased by the Corporation in the open market or otherwise with the proceeds of option exercises; and shares surrendered to the Corporation in payment of the exercise price of options or to satisfy tax withholding requirements.

Subject to adjustment for stock splits and similar events, no awards for more than 100,000 shares of Capital Stock will be granted to any one individual during any 12-month period.

Shares issued by the Corporation under the 1998 Plan may be authorized but unissued shares or shares reacquired by the Corporation.

The closing price of a share of Capital Stock on March 9, 1998, was $38.69.

RECOMMENDATION

The Board of Directors believes that the proposed 1998 Plan, which provides for a range of stock based incentive awards and permits flexibility in the terms of awards to officers, employees, other key persons and Non-Employee Directors, will help the Corporation to achieve its goals by keeping the Corporation's incentive compensation program competitive with those of other companies. Accordingly, the Board of Directors believes that the 1998 Plan is in the best interests of the Corporation and its stockholders and recommends that the stockholders approve the 1998 Plan. No Capital Stock can be issued under the 1998 Plan unless the 1998 Plan is approved by the affirmative vote of the holders of at least a majority of the shares of Capital Stock represented and entitled to vote at the 1998 Annual Meeting.

The Board of Directors recommends a vote FOR this proposal.

DESCRIPTION OF THE 1998 PLAN

The following description of certain features of the 1998 Plan is intended to be a summary only and reference is made to the full text of the 1998 Plan.

Plan Administration; Eligibility. The 1998 Plan is administered by the Committee, which is comprised of Non-Employee Directors, or any other committee of not less than two Non-Employee
Directors performing similar functions, as appointed from time to time by the Board of Directors. All members of the Committee must be "non-employee directors" as that term is defined under the rules promulgated by the Securities and Exchange Commission and "outside directors" as that term is defined under the Internal Revenue Code of 1986, as amended (the "Code").

The Committee has full power to select the recipients of awards, from among the officers, employees and other key persons eligible for awards, of whom there are currently approximately 125, to make any combination of awards and to determine the specific amount and terms of each award, all subject to the provisions of the 1998 Plan. Persons eligible to participate in the 1998 Plan will be those officers, employees and other key persons of the Corporation and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Corporation and its subsidiaries, as selected from time to time by the Committee. Non-Employee Directors are also eligible to participate in the 1998 Plan subject to restrictions set out in the 1998 Plan. There are currently eight Non-Employee Directors.

Stock Options Granted to Employees. The 1998 Plan permits the granting of stock options that qualify as incentive stock options ("Incentive Options") under Section 422 of the Code and the granting of stock options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option shall be determined by the Committee but shall not be less than 100 percent of the fair market value of the shares as of the date of grant in the case of Incentive Options and not less than 85 percent of the fair market value as of the date of grant in the case of Non-Qualified Options. The term of each option shall be fixed by the Committee and may not exceed ten years from the date of grant. The Committee shall determine at what time or times each option may be exercised and, subject to the provisions of the 1998
Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee also has the ability to determine whether the distribution or receipt of the Capital Stock will be deferred, either automatically or at the election of the participant.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check, by other dollar denominated instruments acceptable to the Corporation, in a "cashless exercise" transaction effected through a broker, or, if the Committee so determines, by delivery of shares of Capital Stock (either actually or by attestation) valued at their fair market value on the exercise date.

To qualify as Incentive Options, options must meet certain
Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Options Granted to Non-Employee Directors. Stock options are granted to Non-Employee Directors pursuant to the 1998 Plan in June and December of each year or upon an individual ceasing to be a Non-Employee Director. The 1998 Plan provides for the automatic semi-annual grant to each Non-Employee Director of a Non-Qualified Option to purchase 500 shares of Capital Stock or a portion thereof if such person is not a Director for the entire six-month period. Such options are immediately exercisable on the date of grant, and will expire ten years from the date of grant, regardless of whether such person continues to be a Director. All such options shall have an exercise price equal to the fair market value of the Capital Stock as of the date of grant.

Non-Employee Director Stock Awards. The 1998 Plan also provides for the automatic grant to each Non-Employee Director of shares of Capital Stock free of any restrictions in lieu of the retainer fee due to such Non-Employee Director in June and December of each year or upon an individual ceasing to be a Non-Employee Director. All or a portion of such stock awards may be deferred at the option of each Non-Employee Director in accordance with such rules and procedures as may from time to time be established by the Board of Directors.

Adjustments for Stock Dividends, Mergers, Etc. The Committee shall make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Committee in its discretion may provide for substitution or adjustments or may (subject to the provisions described below under "Change of Control Provisions") accelerate, amend or, upon such payment or other consideration with respect to the vested portion of any award as the Committee deems equitable in the circumstances, terminate such awards.

Tax Withholding. Plan participants are responsible for the payment of any Federal, state or local taxes which the Corporation is required by law to withhold from the value of any award. The Corporation may deduct any such taxes from any payment otherwise due to the participant. Subject to the consent of the Committee, participants may elect to have such tax obligations satisfied either by authorizing the Corporation to withhold shares of Capital Stock to be issued pursuant to an award under the 1998 Plan or by transferring to the Corporation shares of Capital Stock having a value equal to the amount of such taxes.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1998 Plan and the Committee may at any time amend or cancel outstanding awards (or provide substitute awards at the same or a reduced exercise or purchase price) for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action shall be taken which adversely affects any rights under outstanding awards without the holder's written consent. Moreover, no such amendment, unless approved by the stockholders of the Corporation, shall be effective if it would cause the 1998 Plan to fail to satisfy any of the then applicable incentive stock option rules under Federal tax law. Currently, the incentive stock option regulations would require stockholder approval for an increase in the maximum number of shares issuable pursuant to Incentive Options under the 1998 Plan or a modification in eligibility requirements under the 1998 Plan.

Change of Control Provisions. The 1998 Plan provides that in the event of a "Change of Control" (as defined in the 1998 Plan) of the Corporation all stock options shall automatically become fully exercisable, unless otherwise determined by the Committee at the time of grant. In addition, at any time prior to or after a Change of Control, the Committee may accelerate the grant of stock options and waive conditions and restrictions on any outstanding stock options, to the extent it may determine appropriate.

New Plan Benefits. Subject to the limitations set forth in the 1998 Plan, the number of options that will be granted to the employee Directors, officers, employees and other key persons of the Corporation and its subsidiaries is undeterminable at this time, as any such grants are subject to the discretion of the Committee.

The number of options that will be granted and estimated number of shares that will be awarded to Non-Employee Directors in 1998 is set forth in the following table:

                    NEW PLAN BENEFITS FOR NON-EMPLOYEE DIRECTORS
_______________________________________________________________________________
                                  Annual Retainer
                         ------------------------------------  Number of Shares
                                          Number of Shares     Subject to Stock
Name                     Dollar Value(1)  of Capital Stock(2)  Options (1)(3)
_______________________________________________________________________________
Leonid V. Azaroff        $ 15,000           388                1,000
Leonard M. Baker           15,000           388                1,000
Edward L. Diefenthal (4)   10,320           267                  687
Mildred S. Dresselhaus     15,000           388                1,000
Donald J. Harper           15,000           388                1,000
Gregory B. Howey           15,000           388                1,000
Leonard R. Jaskol          15,000           388                1,000
William E. Mitchell        15,000           388                1,000

Current Non-Employee
Directors as a Group (5) $109,680         2,837                7,313

(1) No dollar value is assigned to the stock options because there is no difference between the exercise price of such stock options and the fair market value of the Capital Stock on the date of grant of the stock options.

(2) The number of shares is estimated by dividing the amount of the retainer payable to the non-employee Directors in 1998 by the March 9, 1998 fair market value of the Capital Stock.

(3) The exercise price of each such option is the mean of the highest and lowest selling price as of the date of grant.
     Each such option is exercisable in full on the date of grant.

(4)  Currently not a Director, but nominated for the first time.

(5)  Includes a Director retiring at the 1998 Annual Meeting of
     Stockholders.


FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the principal Federal income tax consequences of transactions under the 1998 Plan.

Incentive Options. Under the Code, a participant will not recognize taxable income by reason of the grant or the exercise of an Incentive Option. If a participant exercises an Incentive Option and does not dispose of the shares of Capital Stock acquired until the later of (a) two years from the date the option was granted or (b) one year from the date shares were transferred to the participant, the entire gain, if any, realized upon disposition of such shares will be taxable to the participant as capital gain, and the Corporation will not be entitled to any deduction. If a participant disposes of the shares within such two-year or one-year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the participant generally will recognize ordinary income in the year of disposition, and, provided the Corporation complies with the applicable reporting requirements, the Corporation will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be capital gain and any loss will be capital loss. The participant will be considered to have disposed of his or her shares of Capital Stock if such participant sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition is by gift and violates the holding period requirements, the amount of the participant's ordinary income (and the Corporation's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the participant's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition. The exercise of an Incentive Option may subject the participant to the alternative minimum tax.

A participant who surrenders shares of Capital Stock in payment of the exercise price of his or her Incentive Option generally will not, under proposed Treasury Regulations, recognize gain or loss on his or her surrender of such shares. The surrender (either actually or by attestation) of shares of Capital Stock previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option is, however, a "disposition" of such shares. If the Incentive Option holding period requirements described above have not been satisfied with respect to such shares, such disposition will be a disqualifying disposition that may cause the participant to recognize ordinary income as discussed above.

All of the shares of Capital Stock received by a participant upon exercise of an Incentive Option by surrendering shares of Capital Stock will be subject to the Incentive Option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares of Capital Stock surrendered by the participant will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were Incentive Option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the participant will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Option holding period for all shares will be the same as if the option had been exercised for cash.

An Incentive Option may not be exercised by a participant more than three months after the participant retires or otherwise terminates employment. In the case of a participant who is disabled, the three-month period is extended to one year. This three-month requirement is waived for a participant who dies.

Non-Qualified Options. There are no Federal income tax consequences to either an employee, a Non-Employee Director or the Corporation on the grant of a Non-Qualified Option. Upon the exercise of a Non-Qualified Option, such an individual (except as described below) has taxable ordinary income equal to the excess of the fair market value of the shares of Capital Stock received on the exercise date over the option price of the shares. The individual's tax basis for the Capital Stock acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Corporation will be entitled to a Federal income tax deduction in an amount equal to such excess, provided the Corporation complies with applicable withholding rules. Upon the sale of the Capital Stock acquired by exercise of a Non-Qualified Option, individuals will recognize capital gain or loss depending upon their holding period for such shares.

A participant who surrenders (either actually or by attestation) shares of Capital Stock in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss on his or her surrender of such shares. Such an individual will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise, and the capital gains holding period will begin on the date of exercise.

Non-Employee Directors Stock Awards. A Non-Employee Director receiving awards of Capital Stock as retainer payments will recognize ordinary taxable income at the time of grant in an amount equal to the fair market value of the shares of Capital Stock as of the date of grant. The individual's tax basis for the Capital Stock received will equal the amount of ordinary income recognized. The Corporation will be entitled to a Federal income tax deduction in an equal amount. Upon the sale of the Capital Stock, individuals will recognize capital gain or loss depending upon their holding period for such shares.

The Taxpayer Relief Act of 1997 has created three different types of capital gains for individuals: short-term gains (on assets held for one year or less) which are taxed at ordinary income rates; mid-term capital gains (from the sale of assets held more than a year but not more than 18 months) which are taxed at a maximum rate of 28 percent; and long-term capital gains (from the sale of assets held more than 18 months) which are taxed at a maximum rate of 20 percent.

As a result of Section 162(m) of the Code, the Corporation's deduction for Non-Qualified Options may be limited to the extent that a "covered employee" (i.e., the chief executive officer or any one of the four most highly compensated officers who is employed on the last day of the Corporation's taxable year and whose compensation is reported in the Summary Compensation Table) receives compensation in excess of $1,000,000 in such taxable year of the Corporation, other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code. The 1998 Plan is intended to meet these requirements with the result that the Corporation should not lose the benefit of any tax deductions by reason of Section 162(m).


EFFECTIVE DATE OF 1998 PLAN

The 1998 Plan shall become effective upon approval by the holders of a majority of the shares of Capital Stock present or represented and entitled to vote at the 1998 Annual Meeting of Stockholders. Grants of stock options or other awards may be made prior to such approval, but no Capital Stock will be issued prior and subject to such approval.

PROPOSAL 3:  PROPOSAL TO AMEND THE RESTATED ARTICLES OF
ORGANIZATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
CAPITAL STOCK

PROPOSAL

On December 17, 1997, the Board of Directors unanimously approved, and recommends that the Corporation's stockholders consider and approve an amendment (the "Amendment") to the Corporation's Restated Articles of Organization, as amended (the "Restated Articles of Organization"), to increase the number of authorized shares of Capital Stock, $1 par value, from 25,000,000 to 50,000,000.

As of February 25, 1998, of the 25,000,000 shares of Capital Stock currently authorized for issuance under the Restated Articles of Organization, 7,591,730 shares were outstanding, and 13,411,672 shares were reserved for issuance under the Corporation's stock option and employee benefit plans and the Rights Agreement, as amended through July 7, 1997 (the "Rights Agreement") between the Corporation and Registrar and Transfer Company, as Rights Agent (the "1997 Shareholder Rights Plan").

The Board of Directors believes that the Amendment increasing the number of authorized shares is desirable and in the best interests of the Corporation because it will provide the Corporation with more flexibility to issue additional shares of Capital Stock as the need may arise without the expense and time required for a special meeting of the stockholders, unless stockholder approval is otherwise required by applicable law or the rules of the American Stock Exchange, Inc., the Pacific Exchange, Inc., or any other stock exchange on which the Corporation's Capital Stock may then be listed. Such shares may be issued by the Board of Directors in connection with possible future stock dividends or stock splits, financing transactions, strategic investments or acquisitions, current and future stock option and employee benefit plans, the 1997 Shareholder Rights Plan and other proper corporate purposes. However, the Board of Directors has no present plans or commitments regarding the issuance of the proposed additional authorized shares of Capital Stock.

Each additional share of Capital Stock authorized by the proposed Amendment, if and when issued, will have the same rights and privileges as each share of Capital Stock currently authorized, issued and outstanding, including the right, upon issuance, to receive a Right under the 1997 Shareholder Rights Plan as described below. Stockholders of the Corporation do not now have statutory preemptive rights to subscribe for or purchase additional shares of Capital Stock and stockholders will have no statutory preemptive rights to receive or purchase any of the shares of Capital Stock authorized by the proposed Amendment.

The increase in authorized Capital Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, however, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

The increase in the number of authorized shares of Capital Stock could have an anti-takeover effect. Shares of authorized and unissued Capital Stock could be issued in one or more transactions that would make a takeover of the Corporation more difficult, and therefore less likely. Any such issuance of additional shares of Capital Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Capital Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Corporation.

On February 25, 1997, pursuant to the 1997 Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one share purchase right (a "Right") for each outstanding share of Capital Stock held of record on March 31, 1997 (the "Rights Plan Record Date"). One Right will also be issued with each share of Capital Stock issued between March 31,1997, and the earlier of the Distribution Date (as such term is defined below) or the redemption, exchange or expiration of the Rights. Each Right entitles the registered holder to purchase from the Corporation one share of Capital Stock at a price of $120 per share (the "Purchase Price"), subject to adjustment.

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of the then outstanding shares of Capital Stock or (ii) 10 days following the commencement or announcement of an intention by any person to make a tender offer or exchange offer if, upon consummation thereof, such person would be the beneficial owner of 20% or more of such outstanding shares of Capital Stock, (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Capital Stock share certificates outstanding as of the Rights Plan Record Date, by such Capital Stock share certificate with a copy of a summary of Rights attached thereto.

Until the Distribution Date, the Rights will be transferred only with shares of Capital Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Capital Stock share certificates issued after the Rights Plan Record Date upon transfer or new issuance of shares of Capital Stock will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of shares of Capital Stock on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date.  The
Rights will expire on March 30, 2007 (the "Final Expiration
Date"), unless earlier redeemed or exchanged by the Corporation as described below.

In the event that after the Distribution Date the Corporation should consolidate or merge with and into any other person and the Corporation is not the surviving company, or, if the Corporation should be the surviving company, all or part of the shares of Capital Stock are changed or exchanged for securities of any other person or if 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have the market value of two times the Purchase Price. In the event that any person becomes an Acquiring Person or any Acquiring Person or any affiliate or associate of any Acquiring Person enters into a merger, combination or certain other defined transactions with the Corporation, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate of an Acquiring Person (which will thereafter be null and void), will thereafter have the right to receive upon the exercise thereof at the then current Purchase Price, that number of shares of Capital Stock which at such time will have a market value of two times the Purchase Price.

At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Capital Stock, the Board of Directors of the Corporation may exchange the Rights (other than Rights owned by such person or group which have become null and void), in whole or in part, at an exchange ratio of one share of Capital Stock per Right (subject to adjustment).

At any time prior to the earlier of (i) 10 days following the date that a person or group of affiliated or associated persons becomes an Acquiring Person (subject to extension by the Board of Directors of the Corporation) or (ii) the Final Expiration Date, the Board of Directors of the Corporation may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price").

The Corporation's Restated Articles of Organization require a two-thirds vote of stockholders to approve a merger or consolidation of the Corporation with or into another corporation unless no stockholder approval is required by statute. This provision could have the effect of making it more difficult to gain control of the Corporation. The Corporation has also entered into change in control protection agreements with each of its officers providing for severance benefits in the event of the termination of their employment during a 36 month period following a change in control of the Corporation. See "Other Arrangements and Payments" above. These agreements could have the effect of increasing the cost of any attempt to gain control of the Corporation.

The Corporation is not aware of any efforts to accumulate the Corporation's Capital Stock or to obtain control of the Corporation. The proposed Amendment is not part of any plan by the Corporation to adopt a series of anti-takeover measures.

The affirmative vote of a majority of the outstanding shares of Capital Stock of the Corporation is required for the adoption of the Amendment to the Restated Articles of Organization.

RECOMMENDATION

The Board of Directors recommends a vote FOR the Amendment to the Restated Articles of Organization.

AUDIT MATTERS

It is expected that Ernst & Young LLP, the Corporation's independent auditors selected as the independent auditors for the fiscal years ended December 28, 1997, and ending January 3, 1999, will be represented at the annual meeting, with an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

In addition to the audit of the 1997 financial statements, the Corporation engaged Ernst & Young LLP to perform certain other services, including income tax consultation and assistance in connection with corporate tax planning.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and Directors, and persons who own more than 10% of the Corporation's Capital Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, the American Stock Exchange, Inc. and the Pacific Exchange, Inc. Executive officers, Directors and greater than 10% stockholders are required to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

Based solely on the Corporation's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Form 5's for specified fiscal years, the Corporation believes that all of its executive officers and Directors complied with all Section 16(a) filing requirement applicable to them during the Corporation's fiscal year ended December 28, 1997, except as follows: as a result of the Corporation's error, Leonid V. Azaroff filed a Form 4 late reporting the sale of 9,790 shares of Capital Stock; Harry H. Birkenruth filed a Form 5 late reporting a charitable contribution of 90 shares of Capital Stock; and John A. Richie filed a Form 4 late reporting the exercise of an option to purchase 900 shares of Capital Stock.


PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the 1999
Annual Meeting of Stockholders must be received by the Corporation on or before November 16, 1998, for inclusion in the Corporation's proxy statement and form of proxy.


SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, officers and employees of the Corporation may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation.
Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxies and proxy soliciting materials to the beneficial owners of Capital Stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in doing so. The Corporation has retained
Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a cost to the Corporation of approximately $6,000 plus expenses.

                                                      EXHIBIT A
                       ROGERS CORPORATION
                    1998 STOCK INCENTIVE PLAN


SECTION 1.  General Purpose of the Plan; Definitions.

The name of the plan is the Rogers Corporation 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to advance the interests of Rogers Corporation (the "Company"), its Subsidiaries and its stockholders by providing officers, employees, other key persons and Non-Employee Directors with an incentive to achieve superior Company performance, by encouraging them to take an equity interest in the success of the Company through Stock ownership, and by enabling the Company to attract and retain the services of officers, employees, other key persons and Non-Employee Directors upon whose judgment, interest, and special effort the successful conduct and profitability of its operations are largely dependent.

The following terms shall be defined as set forth below:

     "Act" means the Securities Exchange Act of 1934, as amended.

     "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive
     Stock Options, Non-Qualified Stock Options, and Non-Employee
     Director Stock Awards.

     "Award Agreement" means the agreement (if any) executed and delivered to the Company by the recipient of an Award.

     "Board" means the Board of Directors of the Company.

     "Change of Control" is defined in Section 11.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor code, and related rules, regulations and interpretations.

     "Committee" means the Compensation and Organization Committee of the Board so long as it is composed of two or more Non-Employee Directors that are "outside directors" within the meaning of Section 162(m) of the Code and "non-employee directors" within the meaning of Rule 16b-3(b)(3)(i) of the Act; if said committee at any time fails to be so composed, "Committee" shall mean a committee appointed by the Board that is so composed.

     "Disability" means (1) for purposes of Incentive Stock Options, disability as set forth in Section 22(e)(3) of the Code and (2) for purposes of Non-Qualified Stock Options, any medically determinable physical or mental impairment which the Committee determines generally qualifies as a "disability" for purposes of the employee benefits for which such individual is eligible.

     "Effective Date" means January 1, 1998.

     "Fair Market Value" as of any given date means the mean of the highest and lowest selling prices for Stock as quoted in the American Stock Exchange Composite Transactions in The Wall Street Journal on the business day immediately preceding that particular date (or, if the Stock ceases to be traded on the American Stock Exchange, as determined based on such other method as is designated by the Committee).

     "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in
     Section 422 of the Code.

     "Non-Employee Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

     "Non-Employee Director Stock Award" means any Award made pursuant to Section 6.

     "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

     "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

     "Retainer Payment Date" means the day in June and day in December of each calendar year which are designated by the Company as the dates upon which is payable one half of the annual retainer fee due to a Non-Employee Director with respect to such calendar year; provided, however, that with respect to any individual who ceases to be a Non-Employee Director, "Retainer Payment Date" shall also mean the date designated by the Company on which is payable to such individual the proportionate share of the retainer fee due to such individual for his or her services as a Non-Employee Director since the later of the Effective Date or the last Retainer Payment Date.

     "Retirement" means termination of employment with the Company or its Subsidiaries (1) that, for any individual who is eligible to participate in the Rogers Corporation Defined Benefit Pension Plan, qualifies as retirement under such plan and (2) that, for any individual who is not eligible to participate in the Rogers Corporation Defined Benefit Pension Plan, the Committee determines generally qualifies as retirement for purposes of the employee benefits for which such individual is eligible.

     "Stock" means the Capital Stock, $1.00 par value, of the Company, subject to adjustments pursuant to Section 3.

     "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 30% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

     "Subsidiary Corporation" means a subsidiary corporation within the meaning of Section 424(f) of the Code.

SECTION 2.  Administration of Plan; Committee Authority to Select
            Participants and Determine Awards, Etc.

     a) Committee. The Plan shall be administered by the Committee. All determinations, interpretations, decisions and selections made by the Committee pursuant to this Plan shall be made by vote of a majority of the Committee present at a meeting at which a majority of members is present or by the unanimous written consent of the members of the Committee. Determinations, interpretations, or other actions made or taken by the Committee shall be pursuant to and in accordance with the provisions of the Plan, shall be made or taken in the Committee's sole discretion and shall be final, binding and conclusive for all purposes and upon all persons whomsoever.

     b) Powers of Committee. The Committee shall have the power and authority to grant Awards and to administer the Plan, consistent with the terms of the Plan, including the power and authority:

          i) to select the officers and employees and other key persons of the Company or its Subsidiaries to whom Awards may from time to time be granted;

          ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options or Non-
               Qualified Stock Options or any combination of the foregoing, granted to such participants;

          iii) to determine the number of shares to be covered by any Award;

          iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of Award Agreements; provided, however, that no such action may be taken with respect to outstanding Award Agreements without the written consent of the optionee;

          v) to determine and/or accelerate the exercisability or vesting of all or any portion of any Option;

          vi) subject to the provisions of Section 5(a)(ii), to extend the period during which Options may be exercised;

          vii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

          viii)to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related Award Agreements and any other related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.


SECTION 3.  Shares Issuable under the Plan; Mergers; Substitution.

     a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (a) 750,000 shares of Stock; plus
          (b) the shares of Stock underlying any Awards which are forfeited, cancelled, satisfied without the issuance of Stock or otherwise terminated (other than by exercise); plus (c) a number of shares of Stock equal to the number of shares repurchased by the Company in the open market or otherwise having an aggregate repurchase price no greater than the amount of cash proceeds received by the Company from the sale of shares of Stock under the Plan; plus (d) any shares of Stock surrendered to the Company in payment of the exercise price of Options issued under the Plan and/or
          withholding taxes.   Notwithstanding the foregoing, the
          maximum number of shares of Stock for which Incentive Stock Options may be granted under the Plan shall not exceed 750,000 shares, reduced by the aggregate number of shares issued under the Plan and the aggregate number of shares subject to outstanding Awards granted under the Plan. Subject to such overall limitation, shares may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no Awards for more than 100,000 shares of Stock may be granted to any one individual during any twelve-month period, subject to adjustment pursuant to Section 3(b) below. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.

     b) Stock Dividends, Mergers, etc. In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Committee shall make appropriate adjustments in (i) the number and kind of shares of Stock or securities on which Awards may thereafter be granted, (ii) the number and kind of shares remaining subject to outstanding Awards, and
          (iii) the option or purchase price in respect of such shares. In the event of any merger, consolidation, dissolution or liquidation of the Company, the Committee in its sole discretion may, as to any outstanding Awards, make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and in the number and purchase price (if any) of shares subject to such Awards as it may determine and as may be permitted by the terms of such transaction, or accelerate, amend or terminate such Awards upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of any Award, shall require payment or other consideration which the Committee deems equitable in the circumstances), subject, however to the provisions of Section 11.

     c) Substitute Awards. The Company may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4.  Eligibility.

Participants in the Plan will be those officers and employees and other key persons of the Company or its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries and who are selected from time to time by the Committee, in its sole discretion. Non-Employee Directors are also eligible to participate in the Plan but only to the extent provided in Sections 5(b) and 6 below.

SECTION 5.  Stock Options.

Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary Corporation. To the extent that any option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. All Stock Options granted to Non-Employee Directors shall be Non-Qualified Stock Options.

No Incentive Stock Option shall be granted under the Plan following the 10th anniversary of the Effective Date.

     a) Grant of Stock Options. The Committee in its sole discretion may grant Stock Options to officers, employees and other key persons of the Company or any Subsidiary. Stock Options granted to such employees pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          i) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be, in the case of Incentive Stock Options, not less than 100% of Fair Market Value as of the date of grant, and in the case of Non-Qualified Stock Options, not less than 85% of Fair Market Value as of the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary Corporation or parent corporation and an Incentive Stock Option is granted to such employee, the option price shall be not less than 110% of Fair Market Value as of the date of grant.

          ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary Corporation or parent corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

          iii) Exercisability; Rights of a Stockholder. Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to any shares of Stock covered by unexercised Stock Options. Except as provided in Section 3(b), no adjustment shall be made for dividends or other rights, the record date for which is prior to the date of issuance of the Stock which evidences the shares acquired by an optionee.

          iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

                    (1)  In cash, by certified or bank check or
                         other instrument acceptable to the
                         Company;

                    (2)  In the form of shares of Stock (either
                         actually or by attestation) that the
                         optionee has beneficially owned for more than six months and that are not then subject to restrictions under any Company plan. Such surrendered or attested shares shall be valued at Fair Market Value on the exercise date; or

                    (3)  Delivery by a broker of cash, a
                         certified or bank check or other
                         instrument payable and acceptable to the Company to pay the option purchase price; provided that in the event the optionee chooses to pay the option purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The delivery of shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the applicable Award Agreement) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, only the net amount of shares shall be issued.

          v) Non-transferability of Options. Subject to the approval of the Committee, an optionee may transfer a Non-Qualified Stock Option to a family member, trust, or charitable organization to the extent permitted by applicable law, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of such Option and this Plan. Except as permitted in the preceding sentence, no Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

          vi) Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its Subsidiaries or any parent corporation become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

          vii) Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan except as otherwise provided in the Plan.

     b)   Stock Options Granted to Non-Employee Directors.

          i) Automatic Grant of Options. Each Non-Employee Director shall automatically be granted, as of each Retainer Payment Date, a Non-Qualified Stock Option to purchase 500 shares of Stock (or, with respect to any individual who has become or ceased to be a Non-Employee Director since the later of the Effective Date or the last Retainer Payment Date, an amount equal to a prorated portion of 500 shares as determined on an equitable basis by the Company (the "Partial Retainer")). The exercise price per share for the Stock covered by a Stock Option granted to a Non-Employee Director under this Section 5(b) shall be equal to the Fair Market Value of the Stock as of the date the Stock Option is granted.

          ii) Exercise; Termination; Non-transferability. Each Option granted under Section 5(b) is immediately exercisable on the date of grant by the Non-Employee Director to whom it is granted (or, in the case of the death of the Non-Employee Director, his or her beneficiary) and may be exercisable by the Non-Employee Director (or, in the case of the death of the Non-Employee Director, his or her beneficiary) at any time until the tenth anniversary of the date such Option is granted regardless of whether the Non-Employee Director continues to be a Director. Except as specifically provided for in this
               Section 5(b), Options granted under this Section 5(b) shall be subject to the same terms and conditions as are generally applicable to Non-Qualified Stock Options granted under the Plan, including, without limitation, the restrictions on transferability contained in Section 5(a)(v).

          iii) Limited to Non-Employee Directors. The provisions of this Section 5(b) shall apply only to Options granted or to be granted to Non-Employee Directors, and shall not be deemed to modify, limit or otherwise apply to any other provision of this Plan or to any Option issued under this Plan to a participant who is not a Non-Employee Director of the Company. To the extent inconsistent with the provisions of any other Section of this Plan, the provisions of this
               Section 5(b) shall govern the rights and obligations of the Company and Non-Employee Directors respecting Options granted or to be granted to Non-Employee Directors.

SECTION 6.  Non-Employee Director Stock Awards.

     a) Stock Awards. Subject to Section 6(b) below, each Non-Employee Director shall be granted, as of each Retainer Payment Date, shares of Stock free of any restrictions (except as otherwise provided in the Plan) in lieu of all of the annual retainer fee due to such Non-Employee Director.

     b) Deferral of Awards. Each Non-Employee Director who is entitled to an Award under Section 6(a) above, will have the right to defer up to 100% of such Award in accordance with such rules and procedures as may from time to time be established by the Company for that purpose. Dividends, if any, which would have been paid on any Stock so deferred, but for such deferral, will be payable to the Non-Employee Director at the same time and in the same manner as the shares of Stock to which they relate.

SECTION 7.  Tax Withholding.

     a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

     b) Payment in Shares. Subject to the consent or disapproval of the Committee, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 8.  Transfer, Leave of Absence, Etc.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

     a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

     b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company or the Subsidiary, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 9.  Amendments and Termination.

The Board may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's written consent. However, no such amendment, unless approved by the stockholders of the Company, shall be effective if it would cause the Plan to fail to satisfy the incentive stock option requirements of the Code.

SECTION 10.  Status of Plan.

With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 11.  Change of Control.

Upon the occurrence of a Change of Control as defined in this
Section 11:

     a) Each Stock Option shall automatically become fully exercisable unless the Committee shall otherwise expressly provide at the time of grant.

     b) "Change of Control" shall mean the occurrence of any one of the following events:

          i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

          ii) persons who, as of the Effective Date, constitute the Company's Board (the "Incumbent Board") cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a Director of the Company subsequent to the Effective Date whose nomination or election was approved by at least a majority of the Directors then comprising the Incumbent Board shall, for purposes of this Plan, be considered a member of the Incumbent Board; or

          iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 20% of the combined voting power of the Company's then outstanding securities; or

          iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

SECTION 12.  General Provisions.

     a) No Distribution, Compliance with Legal Requirements. The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof for purposes of federal securities laws. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

     b) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 13.  Rights of Employees.

Nothing in the Plan shall interfere with or limit in any way the right of the Company or Subsidiary to terminate any individual's employment at any time, nor confer upon any individual any right to continue in the service of the Company or any Subsidiary. No individual shall have a right to be granted a Stock Option pursuant to the terms of the Plan or, having received a Stock Option, to again be granted a Stock Option.


SECTION 14.  Governing Law.

The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

SECTION 15.  Effective Date of Plan.

     The Plan shall become effective upon approval by the holders of a majority of the shares of Capital Stock of the Company present or represented and entitled to vote at a meeting of stockholders. Subject to such approval by the stockholders, and to the requirement that no Stock may be issued hereunder prior to such approval, Awards may be granted hereunder by the Committee on and after adoption of the Plan by the Board.


     Executed this 18th day of December, 1997.


                                ROGERS CORPORATION



                                By:  /s/ Robert M. Soffer
                                     Robert M. Soffer, Treasurer

BACK COVER

                 ROGERS
                    SINCE 1832


                 Rogers Corporation
                 One Technology Drive
                 P.O. Box 188
                 Rogers, CT   06263-0188

                         REVOCABLE PROXY
                       ROGERS CORPORATION

[ X ]   PLEASE MARK VOTES AS IN THIS EXAMPLE


ANNUAL MEETING OF STOCKHOLDERS - APRIL 23, 1998

     The undersigned hereby appoints DALE S. SHEPHERD and ROBERT
M. SOFFER, and each of them, acting singly, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Rogers Corporation to be held on April 23, 1998, at 10:30 a.m. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut, and at any and all adjournments thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority upon such other business as may properly come before the meeting.

     1. ELECTION OF DIRECTORS (except as marked to the contrary below):

          Leonid V. Azaroff, Leonard M. Baker,
          Harry H. Birkenruth, Walter E. Boomer,
          Edward L. Diefenthal, Mildred S. Dresselhaus,
          Donald J. Harper, Gregory B. Howey, Leonard R. Jaskol and William E. Mitchell.

          [  ]  FOR      [   ]  WITHHOLD          [   ]  EXCEPT


          INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "Except" and write that nominee's name in the space provided below.

          ------------------------------------------------------


     2.   PROPOSAL to approve the Corporation's 1998 Stock
          Incentive Plan.

          [   ]  FOR          [   ]  AGAINST      [   ]  ABSTAIN


     3. PROPOSAL to amend the Corporation's Restated Articles of Organization to increase the authorized Capital
          Stock, $1 par value per share, to 50,000,000 shares.

          [   ]  FOR          [   ]  AGAINST      [   ]  ABSTAIN


          THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED OR, WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR PROPOSALS 2 AND 3, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

          THIS PROXY IS SOLICITATED ON BEHALF OF THE BOARD
          OF DIRECTORS.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
          ELECTION OF THE NOMINEES AS DIRECTORS AND FOR PROPOSALS
          2 AND 3.

  Please be sure to date and sign this Proxy in the box below.

                       -------------------
                              Date

                 ------------------------------
                     Stockholder sign above

                 --------------------------------
                  Co-holder (if any) sign above


 Detach above card, date, sign and mail in postage paid envelope provided.

                       ROGERS CORPORATION

Please sign exactly as your name(s) appear(s) on this proxy card.
  When signing in a representative capacity, please give title.

                       PLEASE ACT PROMPTLY
             DATE, SIGN & MAIL YOUR PROXY CARD TODAY